                                                                    EXHIBIT 11



COMPUTATION OF EARNINGS PER SHARE
THREE MONTHS ENDED 3/31/96


Actual shares outstanding at 1/1/96                                   2,364,983


Common and common equivalent shares outstanding at 3/31/96            2,364,983


Weighted average shares outstanding for three months ended 3/31/96    2,364,983





<Caption
                                                            Three months
                                                               ended
                                                               3/31/96
                                                            -------------
  Net Income (Loss)                                          $(251,967)


Net Loss per common and
  common equivalent shares                                   $ (0.1065)

Rounded                                                      $  ( 0.11)

COMPUTATION OF EARNINGS PER SHARE
THREE MONTHS ENDED 3/31/97


Actual shares outstanding at 1/1/97                                  3,342,483


Common and common equivalent shares outstanding at 3/31/97           3,342,483


Weighted average shares outstanding for three months ended 3/31/97   3,342,483



                                                   Three months
                                                      ended
                                                     3/31/97
                                                   ------------
    Net Income (Loss)                               $(334,395)

Net Loss per common and
  common equivalent shares                          $ (0.0495)
Rounded                                             $   (0.05)